PROSPECTUS SUPPLEMENT
                                 (To Prospectus dated February 27, 2003)

Enhanced Appreciation Securities

UBS AG $34,000,000 NOTES LINKED TO THE S&P 500(R) INDEX DUE MAY 31, 2006 UBS AG $10,500,000 NOTES LINKED TO THE NIKKEI(R) 225 INDEX DUE MAY 31, 2006

WE ARE OFFERING TWO SEPARATE SERIES OF ENHANCED APPRECIATION SECURITIES, EACH OF WHICH IS AN INDIVIDUAL SECURITY. YOU MAY INVEST IN ONE OR BOTH SERIES OF THE NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT. EXCEPT AS OTHERWISE INDICATED, THE TERMS DESCRIBED BELOW APPLY GENERALLY TO EACH SERIES OF NOTES.

Issuer:                 UBS AG

Maturity Date:          May 31, 2006

Coupon: We will not pay you interest during the term of the Notes.

Payment at Maturity:    You will receive a cash payment at maturity based on the
                        Index Return for the Index underlying your Notes. If the Index Return is positive, it will be tripled, subject to the maximum gain for each series of Notes to be set on November 24, 2004 (the "trade date").

                        For each series of Notes, the Index starting level and the maximum gain will be as follows:

                            ----------------------------------------------------------------------------
                                                                      Index Starting      Maximum Gain
                            Series of Notes       Underlying Index         Level          on the Notes
                            ----------------------------------------------------------------------------
                            S&P Notes             S&P 500(R) Index       1,176.94              15%
                            Nikkei 225 Notes      Nikkei(R) 225 Index    10,872.33             21%
                            ----------------------------------------------------------------------------

                        Each series of Notes is linked to a particular underlying index (each, an "Index"), as indicated above, and is fully exposed to any decline in the level of that Index. A negative Index Return will reduce the cash payment at maturity for the series of Notes linked to that Index. THE PERFORMANCE OF EACH SERIES OF NOTES WILL NOT DEPEND ON THE PERFORMANCE OF THE OTHER INDEX OR SERIES OF NOTES. YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL FOR YOUR SERIES OF NOTES DECLINES. THE MAXIMUM GAIN ON EACH SERIES OF NOTES VARIES FROM ONE SERIES OF THE NOTES TO ANOTHER.

                        For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-24.

Index Return:           For each series of Notes, the Index Return will be
                        calculated as follows:

                              Index ending level - Index starting level
                              -----------------------------------------
                                        Index starting level

Index starting level:   The closing level of the Index underlying your Notes (to
                        be determined on the trade date).

Index ending level:     The closing level of the Index underlying your Notes (to
                        be determined on the final valuation date).

No Listing:             No series of the Notes will be listed or displayed on
                        any securities exchange, the Nasdaq National Market
                        System or any electronic communications network.

Booking Branch:         UBS AG, Jersey Branch
                        --------------------------------------
CUSIP Number:            Series of Notes         CUSIP Number
                        --------------------------------------
                         S&P Notes                 90261KJJ0
                         Nikkei 225 Notes          90261KJL5
                        --------------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE S-9 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

----------------------------------------------------------------------------------------------------------------
                                 Price to Public           Underwriting Discount         Proceeds to UBS AG
                           -------------------------------------------------------------------------------------
 Series of Notes               Total      Per Security      Total     Per Security      Total      Per Security
----------------------------------------------------------------------------------------------------------------
 S&P Notes                  $34,000,000       100%        $510,000        1.50%      $33,490,000      98.50%
 Nikkei 225 Notes           $10,500,000       100%        $157,500        1.50%      $10,342,500      98.50%
----------------------------------------------------------------------------------------------------------------


UBS INVESTMENT BANK   UBS FINANCIAL SERVICES INC.                     [UBS LOGO]

Prospectus Supplement dated November 24, 2004

Prospectus Supplement Summary

THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE ENHANCED APPRECIATION SECURITIES?

The Enhanced Appreciation Securities (the "Notes") are medium-term notes issued by UBS, whose return is linked to the performance of an index (each, an "Index," as described below). We are offering two separate series of Notes that are identical in all respects, except that each series is linked to the performance of a different underlying Index and is subject to a specified maximum gain at the maturity of the Notes, which will differ for each series of Notes. The relevant terms for each series of Notes are set forth below:

--------------------------------------------------------------------------------
                                                                       MAXIMUM
                                                   MAXIMUM GAIN      PAYMENT AT
 SERIES OF NOTES         UNDERLYING INDEX          ON THE NOTES       MATURITY
--------------------------------------------------------------------------------
 S&P Notes               S&P 500(R) Index               15%            $1,150
 Nikkei 225 Notes        Nikkei(R) 225 Index            21%            $1,210
--------------------------------------------------------------------------------

Each series of Notes is linked to a particular underlying Index, as indicated above, and is fully exposed to any decline in the level of that Index. A negative Index Return will reduce the cash payment at maturity for the series of Notes linked to that Index. THE PERFORMANCE OF EACH SERIES OF NOTES WILL NOT DEPEND ON THE PERFORMANCE OF THE OTHER INDEX OR SERIES OF NOTES. YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL FOR YOUR SERIES OF NOTES DECLINES. The maximum gain on each series of Notes and the corresponding maximum payment at maturity for each $1,000 principal amount of the Notes vary from one series of the Notes to another.

YOU MAY INVEST IN ONE OR BOTH SERIES OF NOTES OFFERED BY THIS PROSPECTUS SUPPLEMENT. EACH SERIES OF NOTES IS A SEPARATE AND DISTINCT SECURITY. For each series of Notes in which you invest, you will receive a cash payment at maturity based on the applicable Index Return. If the Index Return is positive, the Index Return will be tripled, subject to the maximum gain for that series of Notes.

For a description of how your payment at maturity will be calculated, see "What are the steps to calculate my payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-24.

In this prospectus supplement, we refer to the S&P Notes and the Nikkei 225 Notes collectively as the "Notes." The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"), or the Nikkei(R) 225 Index, sponsored by Nihon Keizai Shimbun, Inc. (the "Nikkei Index Sponsor"). Each Index is comprised of a different group of underlying securities (the "Index Constituent Stocks") and is calculated in a different manner. Each Index is described briefly below.

> The S&P Notes are linked to the S&P 500(R) Index. The S&P 500(R) Index is intended to provide an indication oF the pattern of common stock price movement. The calculation of the value of the S&P 500(R) Index is based on the aggregate market value of the common stocks of 500 companies as of a particular time.

> The Nikkei 225 Notes are linked to the Nikkei(R) 225 Index. The Nikkei(R) 225 Index is a stock index calculatEd, published and disseminated by the Nikkei Index Sponsor that measures the composite price performance of 225 Japanese stocks currently trading on the Tokyo Stock Exchange.

We have derived all information regarding the Indices contained in this prospectus supplement from publicly available information. Such information reflects the policies of, and is subject to change by, S&P and the Nikkei Index Sponsor, respectively. S&P and the Nikkei Index Sponsor own the copyrights and all other rights to their respective Indices. S&P and the Nikkei Index Sponsor have no obligation to continue to publish, and may discontinue publication of, their respective Indices. We do not assume any responsibility for the accuracy or completeness of such information.

The past performance of an Index is not an indication of the future performance of that Index. For more detailed information concerning each Index, including its composition and manner of calculation, see "The Indices" beginning on page S-16. When we refer to the "applicable Index," we mean the Index underlying a particular series of Notes. When we use the phrase "series of Notes," we mean the S&P Notes or the Nikkei 225 Notes, as applicable.

SELECTED PURCHASE CONSIDERATIONS

> GROWTH POTENTIAL--The Notes provide the potential to enhance equity returns by tripling a positive Index Return up to the applicable maximum gain for each series of Notes.

> DIVERSIFICATION--The Notes may provide diversification within the equity portion of your portfolio through exposure to the S&P 500(R) Index or the Nikkei(R) 225 Index, depending upon the series of Notes in which you invest.

>    Minimum Investment--$1,000 principal amount per Note.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" beginning on page S-9.

> MARKET RISK--The return on the Notes, if any, is linked to the performance of the Index underlying your Notes, and will depend on whether, and the extent to which, the Index Return is positive or negative.

> YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL--Each series of Notes is fully exposed to any decline in the level of its applicable Index, and a negative Index Return will reduce the cash payment at maturity for the series of Notes linked to that Index.

> MAXIMUM POTENTIAL RETURN AT MATURITY--You can only earn the maximum gain on each series of Notes if you hold your Notes to maturity.

> YOUR APPRECIATION POTENTIAL IS LIMITED--If the Index Return of the Index underlying your Notes is positive, the Index Return will be tripled, subject to the maximum gain for each series of Notes. Therefore, you will not benefit from any positive Index Return in excess of one-third of the maximum gain for your series of Notes. The return on your investment in either series of Notes may not perform as well as an investment which directly tracks the performance of the Index underlying that series of Notes.

> NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any periodic interest payments on the Notes and you will not receive, nor be entitled to receive, any dividend payments or other distributions on the applicable Index Constituent Stocks.

> NO LISTING--No series of the Notes will be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market for either series of Notes at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe that the Index underlying your Notes will appreciate over the term of the Notes and that such appreciation is unlikely to exceed the maximum gain for that series of Notes at maturity.

>    You are willing to hold the Notes to maturity.

> You seek an investment with a return linked to the performance of either the S&P 500(R) Index or the Nikkei(R) 225 Index.

> You are willing to accept the risk that you may lose some or all of your investment if the level of the Index declines over the term of the Notes.

>    You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You seek an investment that is exposed to the full upside performance of either the S&P 500(R) Index or the Nikkei(R) 225 Index, or you are unable or are unwilling to make an investment that is exposed to the full downside performance risk of one of these Indices.

> You believe that the Index underlying your Notes is not likely to appreciate over the term of the Notes, or you believe that the Index will appreciate over the term of the Notes and that such appreciation will be in an amount greater than the maximum gain for that series of Notes at maturity.

>    You seek current income from your investment.

>    You seek an investment for which there will be an active secondary market.

>    You are unable or unwilling to hold the Notes until maturity.

> You prefer the lower risk, and, therefore, accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" on page S-32.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the Notes as a pre-paid forward contract with respect to the applicable Index. If the Notes are so treated, you will generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be long-term capital gain or loss if you held your Notes for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it is reasonable to treat your Notes as described above, but it would also be reasonable to treat the Notes as subject to the special rules governing contingent debt instruments. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on each series of Notes:

STEP 1:   CALCULATE THE INDEX RETURN.

          For each series of Notes, the Index Return is the difference between the applicable "Index starting level" (10,872.33 for the Nikkei 225(R) Index and 1,176.94 for the S&P 500(R) Index) and the closing level of the applicable Index on the final valuation date, which we refer to as the "Index ending level", expressed as a percentage, calculated as follows:

                              Index ending level - Index starting level
               Index Return = -----------------------------------------
                                       Index starting level

STEP 2:   CALCULATE THE ADJUSTED INDEX RETURN ON THE NOTES.

          For each series of Notes, the Adjusted Index Return is based on the Index Return, which may be positive or negative:

          1)   If the Index Return is positive:

               Adjusted Index Return = (Index Return 2 3), up to the maximum gain for that series of Notes. The maximum gain is 15% on the S&P Notes and 21% on the Nikkei 225 Notes.

          2)   If the Index Return is zero or negative:

               Adjusted Index Return = Index Return

STEP 3:   CALCULATE THE CASH PAYMENT AT MATURITY.

          For each series of Notes:

               Payment at maturity = principal amount of the Notes + (principal amount of the Notes x Adjusted Index Return)

HOW DO THE S&P NOTES PERFORM AT MATURITY?

ASSUMPTIONS:

Principal amount of the Notes:                   $1,000
Maximum gain on the Notes:                       15%*
Maximum Payment at Maturity:                     $1,150

----------
* POTENTIAL GAINS ON A SERIES OF THE NOTES AT MATURITY WILL BE CALCULATED BY TRIPLING THE POSITIVE INDEX RETURN UP TO THE MAXIMUM GAIN FOR THAT SERIES OF THE NOTES. SINCE THE MAXIMUM GAIN ON THE NOTES IN THE EXAMPLES BELOW IS 15%, AN ORIGINAL INVESTOR IN THE NOTES WOULD NOT PARTICIPATE IN AN INDEX RETURN OF MORE THAN 5.0% AT MATURITY. THE MAXIMUM GAIN ON THE NOTES, AND THE CORRESPONDING MAXIMUM INDEX RETURN THAT ORIGINAL INVESTORS PARTICIPATE IN, MAY DIFFER DEPENDING ON THE SERIES OF NOTES YOU PURCHASE. THE ACTUAL MAXIMUM GAIN ON EACH SERIES OF NOTES WILL BE DETERMINED ON THE TRADE DATE.

EXAMPLE 1--ON THE FINAL VALUATION DATE, THE INDEX UNDERLYING YOUR NOTES CLOSES 4% ABOVE ITS STARTING LEVEL OF 1,176.94.

Since the Index Return is 4%, you receive three times the Index Return, up to the 15% maximum gain on the Notes.

Adjusted Index Return = (Index Return x 3) = (4% x 3) = 12%

Your total cash payment at maturity would therefore be $1,120 (a 12% total return on investment) which includes:

>    Principal amount                            $1,000
>    Principal amount x Adjusted Index Return     $ 120     ($1,000 x 12%)
                                                -------
                          TOTAL:                 $1,120
                                                =======

EXAMPLE 2--ON THE FINAL VALUATION DATE, THE INDEX UNDERLYING YOUR NOTES CLOSES 20% ABOVE ITS STARTING LEVEL OF 1,176.94.

Since the Index Return is 20%, you receive three times the Index Return, up to the 15% maximum gain on the Notes.

Adjusted Index Return = (Index Return x 3) = (20% x 3) = 60%, up to the 15% maximum gain on the Notes = 15%

Your total cash payment at maturity would therefore be limited to $1,150 (a 15% total return on investment) which includes:

>    Principal amount                            $1,000
>    Principal amount x Adjusted Index Return    $  150    ($1,000 x 15%)
                                                -------
                          TOTAL:                 $1,150    (this is the maximum
                                                =======    payment on the Notes)

EXAMPLE 3--ON THE FINAL VALUATION DATE, THE INDEX UNDERLYING YOUR NOTES CLOSES 20% BELOW ITS STARTING LEVEL OF 1,176.94.

Since the Index Return is -20% on the final valuation date, your investment is fully exposed to the decline of the Index.

Adjusted Index Return = Index Return = -20%

Your total cash payment at maturity would therefore be $800 (a 20% loss) which includes:

>    Principal amount                            $1,000
                                                -------
>    Principal amount x Adjusted Index Return    $ -200    ($1,000 x -20%)
                                                -------
                         TOTAL:                  $ 800
                                                =======

HYPOTHETICAL PERFORMANCE OF THE S&P NOTES AT MATURITY

      ASSUMPTIONS:

      S&P 500(R) Index Starting Level:         1,176.94
      Principal amount of the Notes:           $1,000
      Term:                                    18 Months
      Maximum gain on the Notes:               15%*
      Index performance:                       40% to -100% for table
                                               40% to -40% for graph


      --------------------------------   --------------------------------
             INDEX PERFORMANCE               PERFORMANCE OF THE NOTES
      --------------------------------   --------------------------------
                                             NOTES
               INDEX RETURN                PAYMENT AT           TOTAL
               AT MATURITY**               MATURITY**         RETURN**
      --------------------------------   --------------------------------
                   40%                       $1,150             15.0%
                   20%                       $1,150             15.0%
                   15%                       $1,150             15.0%
                   10%                       $1,150             15.0%
                    8%                       $1,150             15.0%
      --------------------------------   --------------------------------
                    5%                       $1,150             15.0%
      --------------------------------   --------------------------------
                    4%                       $1,120             12.0%
                    3%                       $1,090              9.0%
                    2%                       $1,060              6.0%
                    1%                       $1,030              3.0%
      --------------------------------   --------------------------------
                    0%                       $1,000              0.0%
      --------------------------------   --------------------------------
                   -5%                         $950             -5.0%
                  -10%                         $900            -10.0%
                  -20%                         $800            -20.0%
                  -40%                         $600            -40.0%
                  -80%                         $200            -80.0%
      --------------------------------   --------------------------------
                 -100%                           $0           -100.0%
      --------------------------------   --------------------------------

     * Assumed for the purpose of this analysis.

     ** Values have been rounded for ease of analysis


                               [GRAPHIC OMITTED]

HOW DO THE NIKKEI 225 NOTES PERFORM AT MATURITY?

ASSUMPTIONS:

Principal amount of the Notes:                      $1,000
Maximum gain on the Notes:                          21%*
Maximum Payment at Maturity:                        $1,210

----------
* POTENTIAL GAINS ON A SERIES OF THE NOTES AT MATURITY WILL BE CALCULATED BY TRIPLING THE POSITIVE INDEX RETURN UP TO THE MAXIMUM GAIN FOR THAT SERIES OF THE NOTES. SINCE THE MAXIMUM GAIN ON THE NOTES IN THE EXAMPLES BELOW IS 21%, AN ORIGINAL INVESTOR IN THE NOTES WOULD NOT PARTICIPATE IN AN INDEX RETURN OF MORE THAN 7% AT MATURITY. THE MAXIMUM GAIN ON THE NOTES AND THE CORRESPONDING MAXIMUM INDEX RETURN THAT ORIGINAL INVESTORS PARTICIPATE IN MAY DIFFER DEPENDING ON THE SERIES OF NOTES YOU PURCHASE. THE ACTUAL MAXIMUM GAIN ON EACH SERIES OF NOTES WILL BE DETERMINED ON THE TRADE DATE.

EXAMPLE 1--ON THE FINAL VALUATION DATE, THE INDEX UNDERLYING YOUR NOTES CLOSES 5% ABOVE ITS STARTING LEVEL OF 10,872.33.

Since the Index Return is 5%, you receive three times the Index Return, up to the 21% maximum gain on the Notes.

Adjusted Index Return = (Index Return x 3) = (5% x 3) = 15%

Your total cash payment at maturity would therefore be $1,150 (a 15% total return on investment) which includes:

>    Principal amount                            $1,000
>    Principal amount x Adjusted Index Return    $  150    ($1,000 x 15%)
                                                 -------
                          TOTAL:                 $1,150
                                                 =======

EXAMPLE 2--ON THE FINAL VALUATION DATE, THE INDEX UNDERLYING YOUR NOTES CLOSES 25% ABOVE ITS STARTING LEVEL OF 10,872.33.

Since the Index Return is 25%, you receive three times the Index Return, up to the 21% maximum gain on the Notes.

Adjusted Index Return = (Index Return x 3) = (25% x 3) = 75%, up to the 21% maximum gain on the Notes = 21%

Your total cash payment at maturity would therefore be limited to $1,200 (a 21% total return on investment) which includes:

>    Principal amount                            $1,000
>    Principal amount x Adjusted Index Return    $  210    ($1,000 x 21%)
                                                 -------
                          TOTAL:                 $1,210    (this is the maximum
                                                 =======   payment on the Notes)

EXAMPLE 3--ON THE FINAL VALUATION DATE, THE INDEX UNDERLYING YOUR NOTES CLOSES 20% BELOW ITS STARTING LEVEL OF 10,872.33.

Since the Index Return is -20% on the final valuation date, your investment is fully exposed to the decline of the Index.

Adjusted Index Return = Index Return = -20%

Your total cash payment at maturity would therefore be $800 (a 20% loss) which includes::

>    Principal amount                            $1,000
>    Principal amount x Adjusted Index Return    $ -200    ($1,000 x -20%)
                                                 -------
                          TOTAL:                 $ 800
                                                 =======

HYPOTHETICAL PERFORMANCE OF THE NIKKEI 225 NOTES AT MATURITY

      ASSUMPTIONS:

      Nikkei(R) 225 Index Starting Level: 10,872.33
      Principal amount of the Notes:      $1,000
      Term:                               18 Months
      Maximum gain on the Notes:          21%*
      Index performance:                  40% to -100% for table
                                          40% to -40% for graph


      --------------------------------   --------------------------------
            INDEX PERFORMANCE                PERFORMANCE OF THE NOTES
      --------------------------------   --------------------------------
                                             NOTES
              INDEX RETURN                 PAYMENT AT           TOTAL
              AT MATURITY**                MATURITY**         RETURN**
      --------------------------------   --------------------------------
                  40%                         $1,210             21.0%
                  20%                         $1,210             21.0%
                  15%                         $1,210             21.0%
                  10%                         $1,210             21.0%
                   8%                         $1,210             21.0%
      --------------------------------   --------------------------------
                7.00%                         $1,210             21.0%
      --------------------------------   --------------------------------
                   5%                         $1,150             15.0%
                   4%                         $1,120             12.0%
                   3%                         $1,090              9.0%
                   2%                         $1,060              6.0%
                   1%                         $1,030              3.0%
      --------------------------------   --------------------------------
                   0%                         $1,000              0.0%
      --------------------------------   --------------------------------
                  -5%                           $950             -5.0%
                 -10%                           $900            -10.0%
                 -20%                           $800            -20.0%
                 -40%                           $600            -40.0%
                 -80%                           $200            -80.0%
                -100%                             $0           -100.0%
      --------------------------------   --------------------------------

      *  Assumed for the purpose of this analysis.

      ** Values have been rounded for ease of analysis

                               [GRAPHIC OMITTED]

--------------------------------------------------------------------------------

Risk Factors

The return on each series of Notes, if any, is linked to the performance of the applicable Index and will depend on whether the closing level of the applicable Index on the final valuation date has appreciated from the Index starting level of the applicable Index, subject to the maximum gain on each series of the Notes. Investing in a particular series of the Notes is NOT equivalent to investing directly in the applicable Index. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

RISKS RELATING TO THE NOTES

EACH SERIES OF NOTES IS FULLY EXPOSED TO ANY DECLINE IN THE LEVEL OF ITS APPLICABLE INDEX AND YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL.

The Notes differ from ordinary debt securities in that we may not pay you 100% of your principal amount at maturity if the applicable Index Return for a series of Notes is negative. The return on the Notes, if any, is linked to the performance of the Index underlying your Notes, and will depend on whether, and the extent to which, the Index Return is positive or negative.

See "What are the steps to calculate payment at maturity?" on page S-4.

THE MAXIMUM GAIN ON THE NOTES AT MATURITY IS CAPPED.

Your payment at maturity is based on the applicable Index Return, which, if positive, will be tripled subject to the maximum gain on your series of Notes, which will be determined on the trade date. Therefore, in each case, the maximum Index Return from which you may benefit as a holder of your Notes will be one-third of the maximum gain for your series of Notes.

The maximum gain and the corresponding maximum Index Return for each series of the Notes will be as follows:

--------------------------------------------------------------------------------
                                                  MAXIMUM GAIN        MAXIMUM
 SERIES OF NOTES         UNDERLYING INDEX         ON THE NOTES     INDEX RETURN
--------------------------------------------------------------------------------
 S&P Notes               S&P 500(R) Index              15%              5%
 Nikkei 225 Notes        Nikkei(R) 225 Index           21%              7%
--------------------------------------------------------------------------------

The maximum gain and the corresponding maximum Index Return on each series of Notes vary from one series of the Notes to another.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE APPLICABLE INDEX CONSTITUENT STOCKS OR A SECURITY DIRECTLY LINKED TO THE PERFORMANCE OF THE APPLICABLE INDEX.

The return on your Notes will not reflect the return you would have realized if you had actually owned a security directly linked to the performance of the applicable Index or the applicable Index Constituent Stocks, which, for the S&P 500(R) Index, are the common stock of the 500 companies underlying the Index, and, for the Nikkei(R) 225 Index, are the 225 stocks listed in the First Section of the Tokyo Stock Exchange underlying the Index, and held such investment for a similar period because:

>    the maximum gain on each series of Notes at maturity is capped; and

RISK FACTORS
--------------------------------------------------------------------------------

> the levels of the Indices are calculated, in part, by reference to the prices of the applicable Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

If the applicable Index Return exceeds the maximum gain for that series of Notes, your return on the Notes at maturity will be less than the return on an investment which directly tracks the performance of the applicable Index, without taking into account taxes and other costs related to such a direct investment.

Even if the level of the applicable Index increases above the applicable Index starting level during the term of the Notes, the market value of that series of Notes may not increase by the same amount. It is also possible for the level of an applicable Index to increase while the market value of that series of Notes declines.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of any series of Notes. We expect that, generally, the level of each Index on any day will affect the market value of the relevant series of Notes more than any other single factor. Other factors that may influence the market value of a series of Notes include:

> the volatility of the applicable Index (i.e., the frequency and magnitude of changes in the level of that Index);

> the composition of the applicable Index and changes to its Index Constituent Stocks during the term of the Notes;

>    the market price of the applicable Index Constituent Stocks;

> the dividend rate paid on the applicable Index Constituent Stocks (while not paid to holders of the Notes, dividend payments on Index Constituent Stocks may influence the value of those Index Constituent Stocks and the level of the applicable Index, and therefore affect the market value of a series of Notes);

> supply and demand for any series of Notes, including inventory positions with UBS Securities LLC or any other market maker;

>    interest rates in the U.S. and Japanese markets;

>    the time remaining to the maturity of the Notes;

>    the creditworthiness of UBS; or

> economic, financial, political, regulatory or judicial events that affect the level of the applicable Index or the market price of the applicable Index Constituent Stocks or that affect stock markets generally.

CHANGES THAT AFFECT AN INDEX WILL AFFECT THE MARKET VALUE OF THE APPLICABLE SERIES OF NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY FOR THOSE NOTES.

The policies of S&P or the Nikkei Index Sponsor concerning the calculation of each Index, additions, deletions or substitutions of the applicable Index Constituent Stocks and the manner in which changes affecting the applicable Index Constituent Stocks or the issuers of the applicable Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in that Index, could affect that

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RISK FACTORS
--------------------------------------------------------------------------------

Index and, therefore, could affect the amount payable on that series of Notes at maturity, and the market value of that series of Notes prior to maturity. The amount payable on either series of Notes and their market value could also be affected if either S&P or the Nikkei Index Sponsor (as applicable) changes these policies, for example, by changing the manner in which its respective Index is calculated, or if either S&P or the Nikkei Index Sponsor (as applicable) discontinues or suspends calculation or publication of its respective Index, in which case it may become difficult to determine the market value of that series of Notes. If events such as these occur, or if the applicable Index ending level is not available because of a market disruption event with respect to either series of Notes or for any other reason and no successor Index is selected with respect to that series of Notes, the calculation agent--which initially will be UBS Securities LLC, an affiliate of the Issuer--may determine the applicable Index ending level or fair market value of that series of Notes--and, thus, the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH S&P OR THE NIKKEI INDEX SPONSOR AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION.

We and our affiliates are not affiliated with S&P or the Nikkei Index Sponsor in any way (except for licensing arrangements discussed below in "The Indices--The S&P 500(R) Index" on page S-16 and "The Indices--The Nikkei(R) 225 Index" on page S-19) and have no ability to control or predict their actions, including any errors in, or discontinuation of, disclosure regarding their methods or policies relating to the calculation of their respective Indices. If either S&P or the Nikkei Index Sponsor discontinues or suspends the calculation of its respective Index, it may become difficult to determine the market value of the relevant series of Notes or the amount payable on that series of Notes at maturity. The calculation agent may designate a successor index with respect to either Index, selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the applicable Index exists, the amount you receive at maturity in respect of the applicable series of Notes will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-26 and "Specific Terms of the Notes--Discontinuance of or Adjustments to the Indices; Alteration of Method of Calculation" on page S-28. S&P and the Nikkei Index Sponsor are not involved in the offer of the Notes in any way and have no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

We have derived the information about S&P, the Nikkei Index Sponsor and the Indices contained in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Indices, S&P or the Nikkei Index Sponsor contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into the Indices, S&P and the Nikkei Index Sponsor, as applicable.

HISTORICAL PERFORMANCE OF EITHER INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THAT INDEX DURING THE TERM OF THE NOTES.

The historical levels of either Index should not be taken as an indication of the future level of the Index. As a result, it is impossible to predict whether the level of either Index will rise or fall. The trading prices of the applicable Index Constituent Stocks will determine the level of each Index. Trading prices of the Index Constituent Stocks for each Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers, and the values, of the Index Constituent Stocks.

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RISK FACTORS
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THERE MAY NOT BE AN ACTIVE TRADING MARKET IN EITHER SERIES OF THE NOTES - SALES
IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes until maturity. No series of the Notes will be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop any such market making activities for either series of the Notes at any time. As market makers, trading of either series of the Notes may cause UBS or its affiliates to be long or short in the applicable Notes in their inventory. The supply and demand for the Notes, including inventory positions of market makers, may affect the secondary market price for the applicable Notes.

If you sell your Notes prior to maturity, you may have to do so at a substantial discount from the issue price, and, as a result, you may suffer substantial losses.

Trading and other transactions by UBS or its affiliates in the Index Constituent Stocks for each Index, futures, options, exchange-traded funds or other derivative products on these Index Constituent Stocks or either Index may impair the market value of one or both series of Notes.

As described below under "Use of Proceeds and Hedging" on page S-30, we or one or more affiliates may hedge our obligations under the Notes by purchasing Index Constituent Stocks, futures or options on Index Constituent Stocks or either Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Index Constituent Stocks or either Index, and we may adjust these hedges by, among other things, purchasing or selling Index Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments with returns linked to either Index or any of the Index Constituent Stocks at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Index Constituent Stocks and the level of either Index, and, therefore, the market value of one or more series of Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of one or both series of Notes declines.

We or one or more of our affiliates may also engage in trading in Index Constituent Stocks and other investments relating to Index Constituent Stocks or either Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Index Constituent Stocks and/or the level of either Index and, therefore, the market value of one or both series of Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Index Constituent Stocks or either Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of one or both series of Notes.

OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST.

As noted above, we or one or more of our affiliates expect to engage in trading activities related to one or both of the Indices and the applicable Index Constituent Stocks that are not for the account of holders of either series of Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and our and our affiliates' interests in proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions, for our and our affiliates' customers and in accounts under our or our affiliates' management. These trading activities, if they influence the level of one or both of the Indices, could be adverse to the interests of the holders of the Notes as beneficial owners of the Notes.

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RISK FACTORS
--------------------------------------------------------------------------------

We or one or more of our affiliates may, at present or in the future, engage in business with the issuers of Index Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our and our affiliates' obligations and the interests of holders of either series of the Notes as beneficial owners of the Notes. Moreover, we and one or more of our affiliates have published, and in the future expect to publish, research reports with respect to each Index as well as some or all of the issuers of the Index Constituent Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding one or both series of the Notes. Any of these activities by us or one or more of our affiliates may affect the market price of the Index Constituent Stocks and/or the level of either Index and, therefore, the market value of one or both series of the Notes.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Swiss authorities regarding the tax treatment of each series of Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-3, "Supplemental Tax Considerations" on page S-32, and the sections "U.S. Tax Considerations" and "Tax Considerations Under the Laws of Switzerland" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON EITHER SERIES OF THE NOTES OR DIVIDEND PAYMENTS ON THE APPLICABLE INDEX CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE APPLICABLE INDEX CONSTITUENT STOCKS.

You will not receive any periodic interest payments on either series of the Notes and you will not receive any dividend payments or other distributions on the applicable Index Constituent Stocks. As a holder of the Notes, you will not have voting rights or any other rights that holders of the applicable Index Constituent Stocks may have.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF EITHER INDEX ENDING LEVEL OR THE MATURITY DATE OF EITHER SERIES OF THE NOTES IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of any Index ending level may be postponed if the calculation agent determines that a market disruption event has occurred, or is continuing, on the final valuation date with respect to a particular series of Notes. If such a postponement occurs, the calculation agent will use the closing level of the applicable Index on the first calendar day on which no market disruption event occurs, or is continuing, with respect to that series of Notes. In no event, however, will any final valuation date be postponed by more than ten business days. As a result, the maturity date for one or both series of Notes could also be postponed, although in each case not by more than ten business days.

If the determination of any Index ending level on the applicable final valuation date is postponed to the last possible day, but a market disruption event occurs, or is continuing, on that day with regard to the particular series of Notes, that day will nevertheless be the date on which that Index ending level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index ending level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-26.

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RISK FACTORS
--------------------------------------------------------------------------------

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-29. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting an Index or the Index Constituent Stocks for that Index has occurred or is continuing on the final valuation date with respect to that series of Notes. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind any of our or their hedge positions. Since these determinations by the calculation agent will affect the payment at maturity on that series of the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

THE INDEX RETURN FOR THE NIKKEI 225 NOTES WILL NOT BE ADJUSTED FOR CHANGES IN THE JAPANESE YEN/U.S. DOLLAR EXCHANGE RATE.

Although the Index Constituent Stocks are traded in Japanese yen and the Notes linked to the Nikkei(R) 225 Index are denominated in U.S. dollars, the amount payable on those Notes will not be adjusted for changes in the Japanese yen/U.S. dollar exchange rate. Changes in exchange rates, however, may reflect changes in the Japanese economy that in turn may affect the Index Return for the Nikkei 225 Notes. The amount we pay in respect of the Nikkei 225 Notes on the maturity date will be based solely upon the Index Return for the Nikkei(R) 225 Index.

AN INVESTMENT IN THE NIKKEI 225 NOTES IS SUBJECT TO RISKS ASSOCIATED WITH THE JAPANESE SECURITIES MARKETS.

The Index Constituent Stocks of the Nikkei(R) 225 Index have been issued by Japanese companies. An investment in securities linked to the value of Japanese equity securities involves particular risks. The Japanese securities markets may be more volatile than U.S. or other securities markets and market developments may affect Japanese markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross shareholdings in Japanese companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the Japanese government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other Japanese laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. The Japanese economy has been troubled by negative or low rates of growth for many years. Many Japanese stocks have performed poorly over an extended period.

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RISK FACTORS
--------------------------------------------------------------------------------

CHANGES IN THE VOLATILITY OF THE JAPANESE YEN/U.S. DOLLAR EXCHANGE RATE, AND THE CORRELATION BETWEEN THAT RATE AND THE LEVEL OF THE NIKKEI(R) 225 INDEX, ARE LIKELY TO AFFECT THE MARKET VALUE OF THE NIKKEI 225 NOTES.

The Japanese yen/U.S. dollar exchange rate refers to a foreign exchange spot rate that measures the relative values of two currencies, the Japanese yen and the U.S. dollar. This exchange rate reflects the amount of Japanese yen that can be purchased for one U.S. dollar and, thus, increases when the U.S. dollar appreciates relative to the Japanese yen. The volatility of the Japanese yen/U.S. dollar exchange rate refers to the size and frequency of changes in that exchange rate. Because the Nikkei 225 Notes are payable in U.S. dollars, the volatility of the Japanese yen/U.S. dollar exchange rate could affect the market value of the Nikkei 225 Notes. The correlation between the Japanese yen/U.S. dollar exchange rate and the level of the Nikkei(R) 225 Index refers to the relationship between the percentage changes in that exchange rate and the percentage changes in the level of the Nikkei(R) 225 Index. The direction of the correlation (whether positive or negative) and the extent of the correlation between the percentage changes in the Japanese yen/U.S. dollar exchange rate and the percentage changes in the level of the Nikkei(R) 225 Index could affect the value of the Nikkei 225 Notes.

--------------------------------------------------------------------------------

The Indices

THE S&P 500(R) INDEX

We have derived all information regarding the S&P 500(R) Index contained in this prospectus supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P"). We do not assume any responsibility for the accuracy or completeness of such information. S&P has no obligation to continue to publish the S&P 500(R) Index, and may discontinue publication of the S&P 500(R) Index.

The S&P 500(R) Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500(R) Index, discussed below in further detail, is based on the relative valuE of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of October 29, 2004, 424 companies or 84.3% of the S&P 500(R) Index by market capitalization traded on the New York Stock Exchange ("NYSE"), 75 companies or 15.6% of the S&P 500(R) Index by market capitalization traded on The Nasdaq Stock Market, and 1 company or 0.1% of the S&P 500(R) Index by market capitalization traded on the American Stock Exchange. As of October 29, 2004, the S&P 500(R) Index represented approximately 77% of the market value of S&P's internal database of over 7,166 equities. S&P chooses companies for inclusion in the S&P 500(R) Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its database of over 7,166 equities, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company's common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the S&P 500(R) Index with the number of companies currently included in each group indicated in parentheses: Consumer Discretionary (86), Consumer Staples (37), Energy (27), Financials (80), Health Care (56), Industrials (58), Information Technology (80), Materials (33), Telecommunication Services (10), and Utilities (33). S&P may from time to time, in its sole discretion, add companies to or delete companies from the S&P 500(R) Index to achieve the objectives stated above.

S&P calculates the S&P 500(R) Index by reference to the prices of its component stocks without taking account of the value of dividends paid on such stocks. As a result, the return on the S&P Notes will not reflect the return you would realize if you actually owned the component stocks and received the dividends paid on such stocks.

COMPUTATION OF THE S&P 500(R) INDEX

S&P currently computes the S&P 500(R) Index as of a particular time as follows:

> the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the "market value" of that stock);

>    the market values of all component stocks as of that time are aggregated;

> the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

THE INDICES
--------------------------------------------------------------------------------

> the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the "base value");

> the current aggregate market value of all component stocks is divided by the base value; and

>    the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the S&P 500(R) Index, no assurance can be given thaT S&P will not modify or change this methodology in a manner that may affect the amount payable at maturity to beneficial owners of the S&P Notes.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

>    the issuance of stock dividends;

> the granting to shareholders of rights to purchase additional shares of stock;

>    the purchase of shares by employees pursuant to employee benefit plans;

>    consolidations and acquisitions;

> the granting to shareholders of rights to purchase other securities of the issuer;

> the substitution by S&P of particular component stocks in the S&P 500(R) Index; or

>    other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

                                New Market Value
               Old Base Value x ---------------- = New Base Value
                                Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the S&P 500(R) Index.

Neither UBS nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P 500(R) Index or any successor Index. S&P does not guarantee the accuracy or the completeness of the S&P 500(R) Index or any data included in the S&P 500(R) Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P 500(R) Index. S&P Disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P 500(R) Index or the manner in which the S&P 500(R) Index is applied in determining the amount payable at maturity.

HISTORICAL CLOSING LEVELS OF THE S&P 500(R) INDEX

Since its inception, the S&P 500(R) Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the S&P 500(R) Index during any period shown below is not an indication that the value of the S&P 500(R) Index is more or less likely to increase or decrease at any time during the term of the S&P Notes. The historical closing levels of the S&P 500(R) Index do not give an

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THE INDICES
--------------------------------------------------------------------------------

indication of the future performance of the S&P 500(R) Index. UBS cannot make any assurance that the future performance of the S&P 500(R) Index or its component stocks will result in holders of the S&P Notes receiving a positive return on their investment. The closing level of the S&P 500(R) Index as of November 23, 2004 was 1,176.94.

The graph below illustrates the performance of the S&P 500(R) Index from January 1, 1987 through November 23, 2004.

Source: Bloomberg L.P.

         [The data below represent a line chart in the printed report.]

        01/01/87     1989      1991      1993        1995       1999
         274.08     329.08    438.78    636.02      1279.64    1130.2
         284.2      331.89    443.38    640.43      1238.33    1106.73
         291.7      339.94    451.67    645.5       1286.37    1147.39
         288.36     330.8     440.19    654.17      1335.18    1076.92
         290.1      361.23    450.19    669.12      1301.84    1067.14
         304        358.02    450.53    670.63      1372.71    989.82
         318.66     356.15    448.13    639.95      1328.72    911.62
         329.8      322.56    463.56    651.99      1320.41    916.07
         321.83     306.05    458.93    687.31      1282.71    815.28
         251.79     304       467.83    705.27      1362.93    885.76
         230.3      322.22    461.79    757.02      1388.91    936.31
         247.08     330.22    466.45    740.74      1469.25    879.82
         257.07     343.93    481.61    786.16      1394.46    855.7
         267.82     367.07    467.14    790.82      1366.42    841.15
         258.89     375.22    445.77    757.12      1498.58    848.18
         261.33     375.34    450.91    801.34      1452.43    916.92
         262.16     389.83    456.51    848.28      1420.6     963.59
         273.5      371.16    444.27    885.14      1454.6     974.5
         272.02     387.81    458.26    954.29      1430.83    990.31
         261.52     395.43    475.5     899.47      1517.68    1008.01
         271.91     387.86    462.71    947.28      1436.51    995.97
         278.97     392.45    472.35    914.62      1429.4     1050.71
         273.7      375.22    453.69    955.4       1314.95    1058.2
         277.72     417.09    459.27    970.43      1320.28    1111.92
         297.47     408.79    470.42    980.28      1366.01    1131.13
         288.86     412.7     487.39    1049.34     1239.94    1144.94
         294.87     403.69    500.71    1101.75     1160.33    1126.21
         309.64     414.95    514.71    1111.75     1249.46    1107.3
         320.52     415.35    533.4     1090.82     1255.82    1120.68
         317.98     408.14    544.75    1133.84     1224.42    1140.84
         346.08     424.22    562.06    1120.67     1211.23    1101.72
         351.45     414.03    561.88    957.28      1133.58    1104.24
         349.15     417.8     584.41    1017.01     1040.94    1114.58
         340.36     418.68    581.5     1098.67     1059.78    1130.2
         345.99     431.35    605.37    1163.63     1139.45    1176.94
         353.4      435.71    615.93    1229.23     1148.08


LICENSE AGREEMENT

S&P and UBS have entered into a non-exclusive license agreement providing for the license to UBS, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500(R) Index, which is owned and published by S&P, in connection with securities, including the S&P Notes.

The license agreement between S&P and UBS provides that the following language must be set forth in this prospectus supplement:

The S&P Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the S&P Notes or any member of the public regarding the advisability of investing in securities generally or in the S&P Notes particularly, or the ability of the S&P 500(R) Index to tracK general stock market performance. S&P's only relationship to UBS is the licensing of certain trademarks and trade names of S&P and of the S&P 500(R) Index which is determined, composed and calculated by S&P without regard to UBS or the S&P Notes. S&P has no obligation to take the needs of UBS or the owners of the S&P Notes into consideration in determining, composing or calculating the S&P 500(R) Index. S&P is not responsible for and has noT participated in the determination of the timing of, prices at, or quantities of the S&P Notes to be issued or in the determination or

THE INDICES
--------------------------------------------------------------------------------

calculation of the equation by which the S&P Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the S&P Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE S&P NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500(R) INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

"Standard & Poor's(R)," "S&P(R)," "S&P 500(R)," "Standard & Poor's 500" and "500" are trademarks of The McGraw-HilL Companies, Inc. and have been licensed for use by UBS. The S&P Notes are not sponsored, endorsed, sold or promoted by S&P, and S&P makes no representation regarding the advisability of investing in the S&P Notes.

THE NIKKEI(R) 225 INDEX

All information in this prospectus supplement regarding the Nikkei(R) 225 Index, including, without limitation, itS make-up, method of calculation and changes in its components, is derived from publicly available information. Such information reflects the policies of, and is subject to change by, Nihon Keizai Shimbun, Inc. or any of its affiliates (the "Nikkei Index Sponsor"). The Nikkei Index Sponsor owns the copyright and all other rights to the Nikkei(R) 225 Index. The Nikkei Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Nikkei(R) 225 Index. We do not assume any responsibility for the accuracy or completeness of such information. Historical performance of the Nikkei(R) 225 Index is not an indication of future performance. Future performance of the Nikkei(R) 225 Index may differ significantly from historical performance, either positively or negatively.

The Nikkei(R) 225 Index is a stock index calculated, published and disseminated by the Nikkei Index Sponsor that measures the composite price performance of selected Japanese stocks. The Nikkei(R) 225 Index is currently based oN 225 underlying stocks trading on the Tokyo Stock Exchange (the "TSE"), and represents a broad cross-section of Japanese industry. All 225 Nikkei Index Constituent Stocks are stocks listed in the First Section of the TSE. Domestic stocks admitted to the TSE are assigned either to the First Section, Second Section or Mothers Section. Stocks listed in the First Section are among the most actively traded stocks on the TSE. At the end of each business year, the TSE examines each First Section stock to determine whether it continues to meet the criteria for inclusion in the First Section and each Second Section stock to determine whether it may qualify for inclusion in the First Section. Futures and options contracts on the Nikkei(R) 225 Index are traded on the Singapore Exchange Ltd., the Osaka Securities Exchange Co., Ltd. and the Chicago Mercantile Exchange Inc.

The Nikkei(R) 225 Index is a modified, price-weighted index. Each stock's weight in the Nikkei(R) 225 Index is basEd on its price per share rather than the total market capitalization of the issuer. The Nikkei Index Sponsor calculates the Nikkei(R) 225 Index by multiplying the per-share price of each Index Constituent Stock in the Nikkei(R) 225 Index (each such stock, a "Nikkei Index Constituent Stock") by the corresponding weighting factor foR that Nikkei Index Constituent Stock, calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set in 1949 at 225, was 23.947 as of October 1, 2004 and is subject to periodic adjustments as described below. The weighting factor for each

THE INDICES
--------------------------------------------------------------------------------

Nikkei Index Constituent Stock is computed by dividing 50 Japanese yen by the par value of that stock, so that the share price of each Nikkei Index Constituent Stock when multiplied by its weighting factor corresponds to a share price based on a uniform par value of 50 Japanese yen. Each weighting factor represents the number of shares of the related Nikkei Index Constituent Stock that are included in one trading unit of the Nikkei(R) 225 Index. The stock prices used in the calculation of the Nikkei(R) 225 Index are those reported by a primary market for the Nikkei Index Constituent Stocks, which is currently the TSE. The level of the Nikkei(R) 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Nikkei Index in the event of certain changes affecting the Nikkei Index Constituent Stocks, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei(R) 225 Index is adjusted in a manner designed to prevent any change or discontinuity in the level of the Nikkei(R) 225 Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any Nikkei Index Constituent Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable weighting factor and divided by the new divisor, the level of the Nikkei(R) 225 Index immediately after the change, will equal the leveL of the Nikkei(R) 225 Index immediately prior to the change.

Nikkei Index Constituent Stocks may be deleted or added by the Nikkei Index Sponsor. However, to maintain continuity in the Nikkei(R) 225 Index, the policy of the Nikkei Index Sponsor is generally not to alter the composition of the Nikkei Index Constituent Stocks except when a Nikkei Index Constituent Stock is deleted in accordance with the following criteria.

Any Nikkei Index Constituent Stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Nikkei Index Constituent Stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock because of excess debt of the issuer or because of any other reason; transfer of the Nikkei Index Constituent Stock to the "Kanri Post" (Post for stocks under supervision); transfer of the stock to the "Seiri Post" (the Liquidation Post); or transfer of the Nikkei Index Stock to the Second Section of the TSE. In addition, Nikkei Index Stocks with relatively low liquidity, based on trading volume and price fluctuation over the past five years, may be deleted by the Nikkei Index Sponsor. Upon deletion of a Nikkei Index Constituent Stock from the Nikkei Index Constituent Stocks, the Nikkei Index Sponsor will select, in accordance with certain criteria established by it, a replacement for the deleted Index Constituent Stock. Until such replacement, the Nikkei(R) Index will be calculateD with the Nikkei Index Constituent Stocks less the deleted Index Constituent Stock.

A list of the issuers of the Nikkei Index Constituent Stocks is available from the NKS Economic Electronic Databank System and from the Nikkei Index Sponsor directly. The Nikkei Index Sponsor may delete, add or substitute any stock underlying the Nikkei(R) 225 Index.

THE TOKYO STOCK EXCHANGE

The TSE is one of the world's largest securities exchanges in terms of market capitalization. Trading hours for TSE-listed stocks are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to time zone differences, on any normal trading day, the TSE will close before the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei(R) 225 Index on any particular business day will generally be available in the United States by the opening of business on that business day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In

THE INDICES
--------------------------------------------------------------------------------

general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special offer quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei(R) 225 Index may be limited by price limitations, special quotes or by suspension of trading on Nikkei Index Constituent Stocks, and these limitations may, in turn, adversely affect the value of the Nikkei 225 Notes.

HISTORICAL CLOSING LEVELS OF THE NIKKEI(R) 225 INDEX

Since its inception, the Nikkei(R) 225 Index has experienced significant fluctuations. Any historical upward or downward trend in the value of the Nikkei(R) 225 Index during any period shown below is not an indication that the value of the Nikkei(R) 225 Index is more or less likely to increase or decrease at any time during the term of the Nikkei 225 Notes. The historical closing levels of the Nikkei(R) 225 Index do not give an indication of the future performance of the Nikkei(R) 225 Index. UBS cannot make any assurance that the future performance of the Nikkei(R) 225 Index or its component stocks will result in holders of the Nikkei 225 Notes receiving a positive return on their investment. The closing level of the Nikkei(R) 225 Index as of November 24, 2004 was 10,872.33.

The following graph sets forth the historical performance of the Nikkei(R) 225 Index from September 1, 1986 througH 3:00 p.m. (Tokyo time) on November 24, 2004.

Source: Bloomberg L.P.

         [The data below represent a line chart in the printed report.]

9/01/86    1989       1991       1993       1995       1997       1999       2001       2003       11/01/04
20048.3    34266.8    25789.6    20552.3    15436.8    20068.8    16111.7    13262.1    8424.51    10771.4
20421.7    32948.7    23291      19590      14517.4    20605      17529.7    12969      9083.11
21566.7    34953.9    24120.8    20380.1    16677.5    20331.4    17861.9    11860.8    9563.21
23274.8    34431.2    22335.9    21026.6    18117.2    18229.4    17436.6    10713.5    10343.5
24772.4    35636.8    23916.4    20105.7    17913.1    17887.7    17605.5    9774.68    10219
24176.4    35549.4    25222.3    19703      17654.6    16458.9    17942.1    10366.3    10559.6
24488.1    37268.8    22687.3    16406.5    18744.4    16636.3    18558.2    10697.4    10100.6
26029.2    38915.9    22983.8    17417.2    19868.2    15258.7    18934.3    10542.6    10676.6
26010.9    37188.9    22023.1    20229.1    20812.7    16628.5    19539.7    9997.8     10783.6
22765      34592      21338.8    19997.2    20125.4    16831.7    19959.5    10587.8    11041.9
22686.8    29980.4    19345.9    19111.9    21406.8    16527.2    20337.3    11024.9    11715.4
21564      29584.8    17390.7    19725.2    22041.3    15641.3    17973.7    11492.5    11761.8
23622.3    33130.8    18347.8    20973.6    21956.2    15670.8    16332.5    11763.7    11236.4
25242.8    31940.2    15951.7    20643.9    22530.8    15830.3    17411.1    10621.8    11858.9
26260.3    31035.7    15910.3    20449.4    20692.8    16379      15727.5    9877.94    11325.8
27434.1    25978.4    18061.1    20628.5    20166.9    14107.9    16861.3    9619.3     11081.8
27416.7    20983.5    17399.1    19563.8    21556.4    13406.4    15747.3    9383.29    10823.6
27769.4    25194.1    16767.4    19989.6    20466.9    13564.5    14539.6    8640.48    10771.4
27911.6    22454.6    17683.7    19075.6    21020.4    14883.7    14648.5    9215.56    11082.8
27365.9    23848.7    16924.9    19723.1    19361.3    13842.2    13785.7    8578.95    11325.8
27923.7    23293.1    17023.8    18649.8    18330      14499.2    13843.5    8339.94    11081.8
27982.5    26409.2    16953.3    17053.4    18557      14367.5    12883.5    8363.04    10823.6
29578.9    26292      18591.4    16140      18003.4    15836.6    12999.7    7972.71
30159      26111.2    20919.2    16806.8    19151.1    16701.5    13934.3    7831.42
31581.3
31985.6
32838.7
33713.4

THE INDICES
--------------------------------------------------------------------------------

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with the Nikkei Index Sponsor, which allows us and our affiliates, in exchange for a fee, to use the Index in connection with the issuance of certain securities, including the Nikkei 225 Notes. We are not affiliated with the Nikkei Index Sponsor; the only relationship between the Nikkei Index Sponsor and us is the licensing of the use of the Nikkei(R) 225 Index and trademarks relating to the Nikkei(R) 225 Index.

The Nikkei Index Sponsor is under no obligation to continue the calculation and dissemination of the Nikkei(R) 225 Index. The Nikkei 225 Notes are not sponsored, endorsed, sold or promoted by the Nikkei Index Sponsor. No inference should be drawn from the information contained in this prospectus supplement that the Nikkei Index Sponsor makes any representation or warranty, implied or express, to us, any holder of the Nikkei 225 Notes or any member of the public regarding the advisability of investing in securities generally, or in the Nikkei 225 Notes in particular, or the ability of the Nikkei(R) 225 Index to track general stock market performance.

The Nikkei Index Sponsor determines, composes and calculates the Nikkei(R) 225 Index without regard to the Nikkei 225 Notes. The Nikkei Index Sponsor has no obligation to take into account your interest, or that of anyone else having an interest, in the Nikkei 225 Notes in determining, composing or calculating the Nikkei(R) 225 Index. The Nikkei Index Sponsor is not responsible for, and has not participated in the determination of, the terms, prices or amount of the Nikkei 225 Notes and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the Nikkei 225 Notes payable at maturity. The Nikkei Index Sponsor has no obligation or liability in connection with the administration, marketing or trading of the Nikkei 225 Notes.

The Nikkei Index Sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei(R) 225 Index or the manner in which the Nikkei(R) 225 Index is applied in determining Any initial Nikkei(R) 225 Index starting level or Nikkei(R) 225 Index ending level or any amount payable upon maturity of the Nikkei 225 Notes.

THE NIKKEI INDEX SPONSOR DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI(R) 225 INDEX OR ANY DATA INCLUDED IN THE NIKKEI(R) 225 INDEX. THE NIKKEI INDEX SPONSOR ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

--------------------------------------------------------------------------------

Valuation of the Notes

AT MATURITY. Your cash payment at maturity for each series of Notes in which you invest is based on the Index Return for its applicable Index. If the Index Return is positive, the Index Return will be tripled, subject to the maximum gain for each series of Notes. For each series, the maximum gain for the Notes and the corresponding maximum payment for each $1,000 principal amount of the Notes will be as follows:

--------------------------------------------------------------------------------
                                           INDEX                       MAXIMUM
                                         STARTING     MAXIMUM GAIN   PAYMENT AT
 SERIES OF NOTES     UNDERLYING INDEX      LEVEL      ON THE NOTES    MATURITY
--------------------------------------------------------------------------------
 S&P Notes           S&P 500(R) Index       1,176.94       15%         $1,150
 Nikkei 225 Notes    Nikkei(R) 225 Index   10,872.33       21%         $1,210
--------------------------------------------------------------------------------

Each series of Notes is linked to a particular underlying Index, as indicated above, and is fully exposed to any decline in the level of that Index. A negative Index Return will reduce the cash payment at maturity for Notes linked to that Index. THE PERFORMANCE OF ONE SERIES OF NOTES WILL NOT DEPEND ON THE PERFORMANCE OF THE OTHER INDEX OR SERIES OF NOTES. YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL FOR YOUR SERIES OF NOTES DECLINES. The maximum gain on each series of Notes, and the corresponding maximum payment at maturity for each $1,000 principal amount of the Notes, vary from one series of the Notes to another.

For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-24.

PRIOR TO MATURITY. You should understand that the market value of either series of Notes will be affected by several factors, many of which are beyond our control. We expect that, generally, the level of the applicable Index on any day will affect the market value of each series of the Notes more than any other single factor. Other factors that may influence the market value of each series of the Notes include supply and demand for that series of Notes, the volatility of its applicable Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-9 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

Specific Terms of the Notes

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

We are offering two separate series of Enhanced Appreciation Securities. You may invest in one or both series of Notes offered by this prospectus supplement. The return on each series of Notes is linked to the performance of a different underlying index (each, an "Index"):

>    The S&P Notes are linked to the S&P 500(R) Index.

>    The Nikkei 225 Notes are linked to the Nikkei(R) 225 Index.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling. Except as otherwise indicated, the terms described here apply generally to the S&P Notes and the Nikkei 225 Notes.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "applicable Index" mean the S&P 500(R) IndeX or the Nikkei(R) 225 Index, as applicable.

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

We will offer the Notes in denominations of $1,000 and integral multiples thereof.

PAYMENT AT MATURITY

You will receive a cash payment at maturity for each series of Notes in which you invest based on the Index Return for its applicable Index. If the Index Return is positive, the Index Return will be tripled, subject to the maximum gain for each series of Notes (to be set on the trade date). For each series, the maximum gain for the Notes and the corresponding maximum payment for each $1,000 principal amount of the Notes will be as follows:

--------------------------------------------------------------------------------
                                                                      MAXIMUM
                                                  MAXIMUM GAIN      PAYMENT AT
 SERIES OF NOTES        UNDERLYING INDEX          ON THE NOTES       MATURITY
--------------------------------------------------------------------------------
 S&P Notes              S&P 500(R) Index               15%            $1,150
 Nikkei 225 Notes       Nikkei(R) 225 Index            21%            $1,210
--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

Each series of Notes is linked to a particular underlying Index, as indicated above, and is fully exposed to any decline in the level of that Index. A negative Index Return will reduce the cash payment at maturity for Notes linked to that Index. THE PERFORMANCE OF ONE SERIES OF NOTES WILL NOT DEPEND ON THE PERFORMANCE OF THE OTHER INDEX OR SERIES OF NOTES. YOU WILL LOSE SOME OR ALL OF YOUR INVESTMENT IF THE INDEX LEVEL FOR YOUR SERIES OF NOTES DECLINES. The maximum gain on each series of Notes and the corresponding maximum payment at maturity for each $1,000 principal amount of the Notes vary from one series of the Notes to another.

For each $1,000 principal amount of the Notes, we will pay you in cash an amount equal to $1,000 plus the Adjusted Index Return of the applicable Index multiplied by $1,000.

The "Index Return" for a particular Index is the difference between the applicable "Index starting level" (10,872.33 for the Nikkei 225(R) Index and 1,176.94 for the S&P 500(R) Index) and the closing level of the applicaBle Index on the final valuation date, which we refer to as the "Index ending level", expressed as a percentage and calculated as follows:


                           Index ending level - Index starting level
            Index Return = -----------------------------------------
                                      Index starting level

The "Adjusted Index Return" of a particular Index is based on the Index Return for that Index, which may be positive or negative. If an Index Return is positive, it will be tripled in order to calculate the applicable Adjusted Index Return, subject to the maximum gain for the series of Notes linked to that Index. If the Index Return is zero or negative, the Adjusted Index Return will be equal to the Index Return.

The payment at maturity for each series of Notes will be calculated as follows:

     Payment at maturity = principal amount of the Note + (principal amount of the Note x applicable Adjusted Index Return)

See "What are the steps to calculate payment at maturity?" on page S-4.

MATURITY DATE

The maturity date for each series of Notes will be May 31, 2006, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date with respect to a particular series of Notes as determined in accordance with "--Final Valuation Date" below, then the maturity date for that series of Notes will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date for a series of Notes--and therefore the maturity date for that series of Notes--if a market disruption event occurs oR is continuing with respect to that series of Notes on a day that would otherwise be the final valuation date for that series of Notes. We describe market disruption events under "--Market Disruption Event" below.

The postponement of the maturity date for one series of the Notes will not affect the maturity date for the other series of the Notes.

FINAL VALUATION DATE

The final valuation date for each series of Notes will be May 23, 2006, unless the calculation agent determines that a market disruption event occurs, or is continuing, with respect to a particular series of Notes on that day. In that event, the final valuation date for that series of Notes will be the first following calendar day on which the calculation agent determines that a market disruption event does not occur,

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

and is not continuing, with respect to that series of Notes. In no event, however, will the final valuation date for either series of Notes be postponed by more than ten business days.

The postponement of the final valuation date for one series of the Notes will not affect the final valuation date for the other series of the Notes.

MARKET DISRUPTION EVENT

The calculation agent will determine the applicable Index ending level for each series of Notes on the applicable final valuation date. As described above, the final valuation date for either series of Notes may be postponed, and thus the determination of the Index ending level for that series of Notes may be postponed if the calculation agent determines that, on the final valuation date for a series of Notes, a market disruption event has occurred, or is continuing, for that series of Notes. If such a postponement occurs, the calculation agent will use the closing level of the applicable Index on the first calendar day on which no market disruption event occurs, or is continuing, with respect to that series of Notes. In no event, however, will the determination of the Index ending level for either series of Notes be postponed by more than ten business days.

If the determination of the Index ending level for a series of Notes is postponed to the last possible day, but a market disruption event occurs, or is continuing, on that day with respect to that series of Notes, that day will nevertheless be the date on which the Index ending level for that series of Notes will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index ending level for that series of Notes that would have prevailed in the absence of the market disruption event.

Any of the following will be a market disruption event with regard to a particular series of Notes:

> a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

> a suspension, absence or material limitation of trading in option or futures contracts relating to the applicable Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

> the applicable Index is not published, as determined by the calculation agent in its sole discretion; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability, or the ability of any of our affiliates, to unwind all or a material portion of a hedge with respect to that series of Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging" on page S-30.

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to an Index or any Index Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the applicable Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

A market disruption event for one series of the Notes will not necessarily be a market disruption event for the other series of the Notes.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem each series of the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the applicable series of Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of your Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that note. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for either series of the Notes on any day will be an amount, in U.S. dollars for the principal of that series of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to that series of the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to that series of the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of that series of Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for either series of the Notes, which we describe below, the holders of that series of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount for that series of Notes.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

DEFAULT QUOTATION PERIOD

The default quotation period for a series of Notes is the period beginning on the day the default amount for that series of Notes first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained, or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period for a series of Notes will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period for that series of Notes will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period for a series of Notes and the subsequent two business days objection period have not ended before the final valuation date for that series of Notes, then the default amount will equal the principal amount of that series of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount for either series of the Notes at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENTS TO THE INDICES; ALTERATION OF METHOD OF CALCULATION

If S&P or the Nikkei Index Sponsor discontinues publication of its respective Index and it or any other person or entity publishes a substitute index that the calculation agent determines is comparable to the applicable Index and approves as a successor Index thereto, then the calculation agent will determine the applicable Index Return, Index starting level, Index ending level and amount payable at maturity with respect to the applicable series of Notes by reference to such successor Index.

If the calculation agent determines that the publication of an Index is discontinued and that there is no successor index thereto on any date when the value of that Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or index and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the applicable Index.

If the calculation agent determines that the securities included in an Index or the method of calculating that Index has been changed at any time in any respect--including any addition, deletion or substitution and any reweighting or rebalancing of the applicable Index Constituent Stocks and whether the change is made by S&P or the Nikkei Index Sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index for that Index, is due to events affecting one or more of the applicable Index Constituent Stocks or their issuers or is due to any other reason--that causes that index not to fairly represent the value of that Index had such changes not been made or that otherwise

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

affects the calculation of the Index Return, Index starting level, Index ending level or amount payable at maturity with respect to that series of the Notes, then the calculation agent may make adjustments in this method of calculating the applicable Index with respect to the applicable series of Notes that it believes are appropriate to ensure that the Index Return used to determine the amount payable on the maturity date for that series of Notes is equitable. All determinations and adjustments to be made by the calculation agent with respect to any Index Return, Index starting level, Index ending level, amount payable at maturity or otherwise relating to the level of either Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, default amounts, Index Returns, Index starting levels, Index ending levels and the amount payable in respect of your Notes. Such determinations with respect to one series of Notes will not affect the terms of the other series of Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to either Index and/or listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on either Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

> acquire or dispose of long or short positions of securities of issuers of the Index Constituent Stocks,

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of either Index or the value of the Index Constituent Stocks,

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

>    any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to either series of the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out any of our or their hedges on or before the final valuation date for either series of the Notes. That step may involve sales or purchases of the Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of either Index or indices designed to track the performance of either Index or other components of the U.S. markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-9 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF SEPTEMBER 30, 2004                                         CHF       USD
--------------------------------------------------------------------------------
                                                                 (IN MILLIONS)

Debt
  Debt issued(1) ...........................................   185,270   148,773
                                                               -------   -------
  Total Debt ...............................................   185,270   148,773
Minority Interest(2) .......................................     7,187     5,771
Shareholders' Equity .......................................    34,524    27,723
                                                               -------   -------
Total capitalization .......................................   226,981   182,267
                                                               =======   =======

----------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.

(2)  INCLUDES TRUST PREFERRED SECURITIES.

Swiss Franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.80301.

--------------------------------------------------------------------------------

Supplemental Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES FEDERAL AND SWISS TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF SWITZERLAND AND THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus and is subject to the limitations and exceptions set forth therein. Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as a pre-paid cash-settled forward contract with respect to the applicable Index, and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you will recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 15% where the property is held more than one year.

ALTERNATIVE TREATMENTS. In the opinion of our counsel, Sullivan & Cromwell LLP, it would also be reasonable to treat the Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal

SUPPLEMENTAL TAX CONSIDERATIONS
--------------------------------------------------------------------------------

Revenue Service could characterize your Notes in part as a "non-equity option" that is subject to special "mark-to-market" rules under Section 1256 of the Internal Revenue Code. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes, but you will be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

SUPPLEMENTAL TAX CONSIDERATIONS UNDER THE LAWS OF SWITZERLAND

TAX ON PRINCIPAL

Under present Swiss law, repayment of principal of the Notes by us is not subject to Swiss withholding tax (Swiss Anticipatory Tax), and payments to holders of the Notes who are non-residents of Switzerland and who during the taxable year have not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income tax.

GAINS ON SALE OR REDEMPTION

Under present Swiss law, a holder of the Notes who is a non-resident of Switzerland and who during the taxable year has not engaged in trade or business through a permanent establishment within Switzerland will not be subject to any Swiss Federal, Cantonal or Municipal income or other tax on gains realized during the year on the sale or redemption of a Note.

STAMP, ISSUE AND OTHER TAXES

There is no tax liability in Switzerland in connection with the issue and redemption of the Notes. However, the Notes sold through a bank or other dealer resident in Switzerland or Liechtenstein are subject to Turnover Tax.

RESIDENTS OF SWITZERLAND

If you are a Swiss resident investor and hold the Notes in your private property, you may treat any gain or loss realized upon the sale, redemption or repayment of the Notes as a tax-free capital gain or a non-deductible loss, respectively, provided, however, that you may have to report any element of adjustment for stock dividends or extraordinary dividends on the applicable Index included in the payment received from us at maturity as taxable investment income. If you are qualified as a professional dealer of securities for Swiss income tax purposes, you will have to include in taxable income capital gains and may deduct capital losses realized upon the sale, redemption or repayment of the Notes. If you are a Swiss resident investor holding the Notes in your business property or a foreign resident investor who holds the Notes through a permanent establishment within Switzerland, you must include income received and gains or losses realized in respect of the Notes in your taxable net income.

--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest," within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person," within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary"), would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS, the aggregate principal amount of each series of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to each series of the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount of up to 1.25% from the original issue price applicable to the offered Notes. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after their initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

                      [This Page Intentionally Left Blank]

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS
----------------------------------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary ...........................................    S-1
Risk Factors ............................................................    S-9
The Indices .............................................................   S-16
Valuation of the Notes ..................................................   S-23
Specific Terms of the Notes .............................................   S-24
Use of Proceeds and Hedging .............................................   S-30
Capitalization of UBS ...................................................   S-31
Supplemental Tax Considerations .........................................   S-32
ERISA Considerations ....................................................   S-34
Supplemental Plan of Distribution .......................................   S-35

PROSPECTUS

Introduction ............................................................      3
Cautionary Note Regarding Forward-Looking Information ...................      5
Incorporation of Information About UBS AG ...............................      7
Where You Can Find More Information .....................................      7
Presentation of Financial Information ...................................      8
Limitations on Enforcement of U.S. Laws Against UBS AG,
  Its Management and Others .............................................      9
Capitalization of UBS ...................................................      9
UBS .....................................................................     10
Use of Proceeds .........................................................     12
Description of Debt Securities We May Offer .............................     13
Description of Warrants We May Offer ....................................     35
Legal Ownership and Book-Entry Issuance .................................     52
Considerations Relating to Indexed Securities ...........................     57
Considerations Relating to Securities Denominated or Payable in
  or Linked to a Non-U.S. Dollar Currency ...............................     60
U.S. Tax Considerations 63 Tax Considerations Under the Laws of
  Switzerland ...........................................................     74
ERISA Considerations ....................................................     76
Plan of Distribution ....................................................     77
Validity of the Securities ..............................................     80
Experts .................................................................     80



[UBS LOGO]

Enhanced
Appreciation
Securities

UBS AG $34,000,000 NOTES
LINKED TO THE S&P 500(R) INDEX
DUE MAY 31, 2006

UBS AG $10,500,000 NOTES
LINKED TO THE NIKKEI(R) 225 INDEX
DUE MAY 31, 2006





PROSPECTUS SUPPLEMENT



NOVEMBER 24, 2004
(TO PROSPECTUS DATED FEBRUARY 27, 2003)






UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.